EXHIBIT 5.1

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, New York 10020-1104
www.dlapiper.com

September 10, 2008

Invitrogen Corporation

5791 Van Allen Way

Carlsbad, California 92008

Re: Invitrogen Corporation Registration Statement on Form S-4 (Registration No: 333-152741)

Ladies and Gentlemen:

As counsel to Invitrogen Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), we are rendering this opinion in connection with the registration by the Company pursuant to the above-referenced Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) as of the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), of shares (the “Shares”) of common stock, par value $.01 per share, of the Company to be issued in connection with the Agreement and Plan of Merger, dated as of June 11, 2008, and amended by Amendment No. 1 thereto, dated as of September 9, 2008 (the “Merger Agreement”), by and between the Company, Atom Acquisition, LLC and Applied Biosystems Inc., formerly known as Applera Corporation (“ABI”), pursuant to which, subject to the fulfillment of certain conditions, ABI will be merged with and into Atom Acquisition, LLC and become a wholly-owned subsidiary of Invitrogen.

For the purposes of giving this opinion, we have examined the Registration Statement, the Merger Agreement, and the restated certificate of incorporation and bylaws of the Company and the proposed amendment to the restated certificate of incorporation of the Company (the “Amendment”). We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such latter documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

Based on and subject to the foregoing, we are of the opinion that, when (a) the issuance of the Shares pursuant to the Merger Agreement and the Amendment have been approved by the Company’s stockholders, (2) the Amendment has been filed with the Secretary of State of the State of Delaware and (3) the Shares have been issued upon the terms and conditions set forth in the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

Invitrogen Corporation

Page Two

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very Truly Yours,

/s/ DLA Piper LLP (US)